Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KeyCorp, as Plan Sponsor for the KeyCorp 401(k) Savings Plan

We consent to the incorporation by reference in a Registration Statement on Form S-8 (File No. 333-49609 and File No. 333-112225) with respect to the KeyCorp 401(k) Savings Plan (the "Plan") of our audit report dated June 25, 2019 with respect to the Plan's financial statements and supplemental schedule, included in Form 11-K for the Plan as of and for the years ended December 31, 2018 and 2017 and all references to our firm included in or made a part of the Registration Statement.

/s/ Meaden & Moore, Ltd.
Meaden & Moore, Ltd.

Cleveland, Ohio
June 25, 2019